    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 2003



                                                     Registration No. 333-109803


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         ------------------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         ------------------------------
                       UNIVERSAL AMERICAN FINANCIAL CORP.
             (Exact Name of Registrant as Specified in Its Charter)

              NEW YORK                                  11-2580136
   (State or Other Jurisdiction of       (I.R.S. Employer Identification Number)
   Incorporation or Organization)

                        6 INTERNATIONAL DRIVE, SUITE 190
                               RYE BROOK, NY 10573
                                 (914) 934-5200

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                         ------------------------------

                          RICHARD A. BARASCH, PRESIDENT
                       UNIVERSAL AMERICAN FINANCIAL CORP.
                        6 INTERNATIONAL DRIVE, SUITE 190
                               RYE BROOK, NY 10573
                                 (914) 934-5200

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]










THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR

UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                   PROSPECTUS


                                 570,000 SHARES


                                       OF

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                     Common Stock, par value $0.01 per share


                This Prospectus relates to the offer and sale, from time to time by the Universal American Financial Corp. 401(k) Savings Plan, which we refer to as the 401(k) Plan or the selling shareholder, of up to 570,000 shares of our common stock, par value $0.01 per share.









                  The shares of our common stock are listed on the Nasdaq National Market under the ticker symbol "UHCO". On December 1, 2003, the closing sales price of our common stock as reported on the Nasdaq National Market was $10.13 per share.





                  INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
             STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
               OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR
             ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


         The date of this Prospectus is December 2, 2003.

   THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN
    OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT
                                   PERMITTED.

                                TABLE OF CONTENTS


                                                                    PAGE
                                                                    ----
THE COMPANY.......................................................    1
RISK FACTORS......................................................    1
USE OF PROCEEDS...................................................   11
DESCRIPTION OF SECURITIES TO BE REGISTERED........................   11
SELLING SHAREHOLDER...............................................   12
PLAN OF DISTRIBUTION..............................................   13
LEGAL MATTERS.....................................................   13
EXPERTS...........................................................   14
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.................   14
WHERE YOU CAN FIND ADDITIONAL INFORMATION.........................   15
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................   16

                                   THE COMPANY

                  We were incorporated in the State of New York in 1981 as a life and accident & health insurance holding company. Collectively, our insurance subsidiaries, which are domiciled in Florida, Pennsylvania, New York, Texas, Kansas and Ontario, Canada, are licensed to sell life and accident & health insurance and annuities in all fifty states, the District of Columbia and all the provinces of Canada. These products are designed primarily for the senior and self-employed markets. Our principal insurance products are Medicare supplement, fixed benefit accident and sickness disability insurance, long term care, senior life insurance and fixed annuities. We distribute these products through an independent general agency system and a career agency system. Our administrative services company acts as a service provider for both affiliated and unaffiliated insurance companies for senior market insurance and non-insurance programs.

                  Our principal executive offices are located at 6 International Drive, Suite 190, Rye Brook, New York 10573. Our telephone number is (914) 934-5200.

                                  RISK FACTORS

                  The securities being offered hereby involve substantial risks. Prospective investors, before making an investment, should carefully consider all of the information contained in this Prospectus including the documents incorporated herein by reference, and in particular the following risks and speculative factors inherent in and affecting our business and the offering.

Risks Related to Our Business
-----------------------------

OUR NET INCOME MAY DECLINE IF OUR PREMIUM RATES ARE NOT ADEQUATE.

                  We set the premium rates on our insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the severity and duration of the claim, the mortality rate of our policyholder base, the persistency or renewal rate of our policies in force, our commission and policy administration expenses, and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics and other factors. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our net income may decrease.


                  We generally cannot raise our premiums in any state unless we first obtain the approval of the insurance regulator in that state. We review the adequacy of our premium rates regularly and file rate increases on our products when we believe permitted premium rates are too low. When determining whether to approve or disapprove our rate increase filings, the various state insurance departments take into consideration our actual claim experience compared to expected claims experience, policy persistency (which means the percentage of policies that are in-force at certain intervals from the issue date compared to the total amount originally issued), investment income, and medical cost inflation. If the regulators do not believe these factors warrant a rate increase, it is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our net income may decrease. If we are successful in obtaining regulatory approval to raise premium rates, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to let their policies lapse. This would reduce our premium income in future periods. Increased lapse rates also could require us to expense all or a portion of the deferred policy costs relating to lapsed policies in the period in which those policies lapse, reducing our net income in that period.

OUR RESERVES FOR FUTURE POLICY BENEFITS AND CLAIMS MAY PROVE TO BE INADEQUATE, REQUIRING US TO INCREASE LIABILITIES AND RESULTING IN REDUCED NET INCOME AND SHAREHOLDERS' EQUITY.

                  We calculate and maintain reserves for the estimated future payment of claims to our policyholders using the same actuarial assumptions that we use to set our premiums. For our accident and health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement and incurred but not reported claims, as well as a reserve for the present value of amounts not yet due on claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and medical costs, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on extensive estimates, assumptions and prior years' statistics. When we acquire other insurance companies or blocks of insurance, our assessment of the adequacy of transferred policy liabilities is subject to similar estimates and assumptions. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our net income depends significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in setting our reserves and pricing our policies. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities resulting in reduced net income and shareholders' equity.

WE MAY BE UNABLE TO SERVICE AND REPAY OUR DEBT OBLIGATIONS IF OUR SUBSIDIARIES CANNOT PAY SUFFICIENT DIVIDENDS OR MAKE OTHER CASH PAYMENTS TO US.


                  We are an insurance holding company whose assets principally consist of the capital stock of our operating subsidiaries, substantially all of which is pledged to our bank lenders. Because our principal outstanding indebtedness has been incurred by our holding company, our ability to make interest and principal payments on our outstanding debt is dependent upon the ability of our subsidiaries to pay cash dividends or make other cash payments to our holding company. Our subsidiaries will be able to make the necessary payments to us only if they earn sufficient profits and, in the case of our insurance company subsidiaries, they satisfy the requirements of the state insurance laws relating to dividend payments to which they are subject. Through September 2003, our non-insurance subsidiary provided us $8.6 million in cash payments and the insurance subsidiaries provided $2.2 million in cash to the holding company for interest payments on its surplus note. Collectively, these amounts were sufficient to satisfy debt obligations. We believe that our subsidiaries will continue to have the ability to make cash payments to cover holding company debt obligations, however, any such non-payment would have a material adverse effect on our results of operations, financial condition and business.


CAPITAL CONSTRAINTS COULD RESTRICT OUR ABILITY TO SUPPORT OUR PREMIUM GROWTH.

                  Our continued growth is dependent upon our ability to continue to support premium growth through the expansion of our markets and our network of agents while at the same time maintaining sufficient levels of capital and surplus to support that growth. Our new business growth typically results in reduced income (or net losses on some products) on a statutory basis during the early years of a policy, due primarily to differences in accounting practices between statutory accounting principles and accounting principles generally accepted in the United States.

The resulting reduction in statutory surplus can limit our ability to generate new business due to statutory restrictions on premium to surplus ratios and required statutory surplus parameters. In addition, some states, such as Florida, limit an insurer's ability to write certain lines of business if gross and net premiums written would exceed a specified percentage of surplus. Moreover, substantially more capital than the statutory minimums are needed to support our level of premium growth and to finance acquisitions. If we cannot generate sufficient capital and statutory surplus to maintain minimum statutory requirements and support our growth, we could be restricted in our ability to generate new premium revenue.

THE AVAILABILITY OF REINSURANCE ON ACCEPTABLE TERMS AND THE FINANCIAL STABILITY OF OUR REINSURERS COULD IMPACT OUR ABILITY TO MANAGE RISK AND INCREASE THE VOLUME OF INSURANCE THAT WE SELL.

                  We utilize reinsurance agreements with larger reinsurers to mitigate insurance risks that we underwrite.


                  We enter into reinsurance arrangements with unaffiliated reinsurance companies to limit our exposure on individual claims and to limit or eliminate risk on our non-core or under-performing blocks of business. The table below details our gross annualized premium in force, the portion that we ceded to reinsurers and the net amount that we retained as of September 30, 2003.



                                                 SEPTEMBER 30, 2003
                                   ---------------------------------------------
                                    GROSS       CEDED        NET      RETAINED %
                                    -----       -----        ---      ----------
SENIOR MARKET BROKERAGE
Medicare Supplement                446,927     246,622     200,305       45%
Long Term Care                      24,361      10,325      14,036       58%
Other Senior Health                  1,161         194         967       83%
Other Health                         9,350       6,230       3,120       33%
Senior Life                         13,203       3,468       9,735       74%
Other Life                          13,765       1,327      12,438       90%
                                   -------     -------     -------      ----

TOTAL SENIOR MARKET                508,767     268,166     240,601       47%
                                   =======     =======     =======      ====

CAREER AGENCY

Accident & Sickness
  Disability                        87,085           -      87,085      100%
Hospital                            14,490           -      14,490      100%
Long Term Care                      24,236       5,695      18,541       77%
Medicare Supplement                108,679         918     107,761       99%
Other Health                         6,677           7       6,670      100%
Total Life                          20,773       1,036      19,737        0%
                                   -------     -------     -------      ----

TOTAL CAREER AGENCY                261,940       7,656     254,284       97%
                                   =======     =======     =======      ====

TOTAL ACCIDENT & HEALTH            722,966     269,991     452,975       63%
TOTAL LIFE                          47,741       5,831      41,910       88%
                                   -------     -------     -------      ----

TOTAL CONSOLIDATED                 770,707     275,822     494,885       64%
                                   =======     =======     =======      ====

                  Reinsurance arrangements leave us exposed to two risks:


                  (i) Credit risk, which exists because reinsurance does not relieve us of our liability to our insureds for the portion of the risks ceded to reinsurers. We are exposed to the risk of a reinsurer's failure to pay in full and in a timely manner the claims we make against them in accordance with the terms of our reinsurance agreements. Although we have never experienced the failure of a reinsurer to pay in full and in a timely manner any material claims we have presented to them, such a failure to pay material amounts owed to us could expose our insurance company subsidiaries to liabilities in excess of their reserves and surplus and could expose them to insolvency proceedings. The failure of a reinsurer to make claims payments to us could materially and adversely affect our results of operations and financial condition and our ability to make payments to our policyholders.


                  (ii) Replacement risk, which exists because a reinsurer may cancel its participation on new business issued on advance notice. As a result, we would need to find reinsurance from another source to support our level of new business. The amount and cost of reinsurance available to us is subject, in large part, to prevailing market conditions beyond our control. Because our current reinsurance facilities are non-cancellable for business in force, non-renewal or cancellation of a reinsurance arrangement affects only new business and the reinsurer remains liable on business reinsured prior to non-renewal or cancellation.


                  Recently, we have begun to reduce the amount reinsurance ceded on new business, particularly on our Medicare Supplement/Select business. We believe that we have sufficient capital to support more of our new business. However, we still rely on reinsurance for certain of our new long term care business and the new life insurance business being written through our recently acquired Guarantee Reserve Life Insurance Company field force. In the event that current reinsurers cancel their participation on new business we would seek to replace them, possibly at higher rates. If we are not able to reinsure our long-term care products on acceptable terms, we would evaluate whether it remains viable to continue to offer these products. In addition, if we are not able to reinsure our life insurance products on acceptable terms, we would consider limiting the amount of such new business issued.



                  A failure to obtain reinsurance on acceptable terms would allow us to underwrite new business only to the extent that we are willing and able to bear the exposure to the new business on our own.



                  OUR FINANCIAL STRENGTH RATING IS LOWER THAN SEVERAL DISTRIBUTORS' MINIMUM ACCEPTABLE RATING AND CAN AFFECT OUR COMPETITIVENESS AND RESULTS OF OPERATIONS.


                  Increased public and regulatory concerns regarding the financial stability of insurance companies have resulted in policyholders placing greater emphasis upon financial strength ratings and have created some measure of competitive advantage for insurance companies with higher ratings. Our ability to expand and to attract new business is affected by the financial strength ratings assigned to our insurance company subsidiaries by independent insurance industry rating agencies, such as A.M. Best Company, Inc. Some distributors such as financial institutions, unions, associations and affinity groups may not sell our products to these groups unless the rating of our insurance company subsidiary writing the business improves to at least an "A-" from their current "B++." The lack of higher A.M. Best ratings for our insurance company subsidiaries could adversely affect sales of our products. In addition, any future downgrade in our ratings may cause our policyholders to allow their existing policies to lapse. Increased lapse rates would reduce our premium income and would also cause us to expense fully the deferred policy costs relating to lapsed policies in the period in which those policies lapsed, reducing net income in that period. Any future downgrade in our ratings also may cause some of our agents to sell less of our products or to cease selling our policies altogether.

FAILURE TO MAINTAIN OUR INFORMATION SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS.

                  Our business depends significantly on effective information systems, and we have different information systems for our various operating segments. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. In addition, we have outsourced the operation of our data center to an independent third party and may from time to time obtain additional services or facilities from other independent third parties. Dependence on third parties for these services and facilities may make our operations vulnerable to their failure to perform as agreed.


                  As a result of our acquisition activities over the last year, we have acquired policies that are required to be converted onto our systems. To date, these conversions to our existing systems have been progressing (without any significant issues or delays) and we anticipate the conversions will be completed by the first quarter of 2004.



                  However, failure to convert acquired policies and to maintain effective and efficient information systems could cause the loss of existing customers, difficulty in attracting new customers, difficulty in attracting and retaining agents, difficulty in integrating the operations of acquired businesses, customer and provider disputes, regulatory issues and increases in administrative expenses.


THERE IS NO ASSURANCE THAT WE WILL CONTINUE TO BE SUCCESSFUL IN MANAGING OUR GROWING OPERATIONS OR IN INTEGRATING ACQUIRED COMPANIES INTO OUR OPERATIONS.

                  As part of our strategy, we have experienced, and expect to continue to experience, considerable growth through acquisitions and our internal efforts. The rapid growth in the size and complexity of our operations has placed, and will continue to place, significant demands on our management, operations systems, accounting systems, internal controls systems and financial resources. Acquisitions involve numerous additional risks, some of which we have experienced in the past, including: (i) difficulties in integrating operations, technologies, products, systems and personnel of the acquired company; (ii) diversion of financial and management resources from existing operations; (iii) potential increases in policy lapses; (iv) potential losses from unanticipated litigation or levels of claims; and (v) inability to generate sufficient revenue to offset acquisition costs. Our ability to manage our growth and compete effectively will depend, in part, on our success in addressing these demands and risks. Any failure by us to effectively manage our growth could have a material adverse effect on our business, financial condition or results of operations.

WE MAY NOT BE ABLE TO FIND SUITABLE ACQUISITION CANDIDATES.


                  Part of our business strategy is to make acquisitions that will be accretive to income and advance our strategic mission. Since 1990, we have acquired 10 insurance companies, 2 administrative companies and 4 blocks of insurance premium. We continue to evaluate possible acquisition transactions on an ongoing basis, and at any given time, we may be engaged in discussions with respect to possible acquisitions. We cannot assure you that we will be able to find suitable acquisition candidates and close the transactions. Factors that might preclude closing transactions include the inability to reach a definitive agreement with the seller, the inability to obtain financing on acceptable terms, and the discovery of material issues with the acquisition candidate as a result of our due diligence investigation. If we cannot find suitable acquisition candidates or are not successful in completing acquisitions, we may not be able to sustain our recent historical growth rates.


CHANGES IN THE EXCHANGE RATE BETWEEN THE U.S. DOLLAR AND THE CANADIAN DOLLAR MAY IMPACT OUR RESULTS.

                  We publish our consolidated financial statements in U.S. dollars. However, portions of our operations are transacted using the Canadian dollar as the functional currency. As of and for the twelve months ended December 31, 2002, approximately 12.5% of our assets, 16.6% of our revenues and 22.3% of our operating income before taxes were derived from our Canadian operations. As of and for the six months ended June 30, 2003, the corresponding amounts are 13%, 13% and 17%, respectively. Accordingly, our earnings and shareholders' equity are affected by fluctuations in the value of the U.S. dollar as compared to the Canadian dollar. Although this risk is somewhat mitigated by the fact that both the assets and liabilities for our Canadian operations are denominated in Canadian dollars, we are still subject to losses resulting from currency translation that will impact our reported consolidated financial condition, results of operations and cash flows from year to year.

A SIGNIFICANT AMOUNT OF OUR ASSETS IS INVESTED IN FIXED INCOME SECURITIES AND IS SUBJECT TO MARKET FLUCTUATIONS.

                  Our investment portfolio consists substantially of fixed income securities. The fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. The fair market value of our investments in fixed income securities generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk (such as mortgage-backed and other asset-backed securities) may differ from those anticipated at the time of investment as a result of interest rate fluctuations. Because substantially all of our fixed income securities are classified as available for sale, changes in the market value of our securities are reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our results of operations and financial condition.

WE MAY BE REQUIRED TO REFUND OR REDUCE PREMIUMS IF OUR PREMIUM RATES ARE DETERMINED TO BE TOO HIGH.

                  Insurance regulators require that we maintain minimum statutory loss ratios on some of the policies that we sell. We must therefore pay out, on average, a specified minimum percentage of premiums as benefits to policyholders. State regulations also mandate the manner in which insurance companies may compute loss ratios and the manner in which compliance is measured and enforced. If our policies are not in compliance with state mandated minimum loss ratios, state regulators may require us to refund or reduce premiums. Insurance regulators require that we submit annual filings to show compliance. As of the date hereof, we have made all the required annual filings, none of which ever required us to refund or reduce premiums.


Risks Related to Our Industry
-----------------------------

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH COMPETITORS THAT HAVE GREATER RESOURCES THAN WE DO.

                  We sell our products in highly competitive markets. We compete with large national insurers, smaller regional insurers and specialty insurers. Many insurers are larger and have greater resources and higher financial strength ratings than we do. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits, as well as from additional private insurance carriers introducing products similar to those offered by us. Our future success will depend, in part, on our ability to effectively enhance our current products and claims processing capabilities and to develop new products in the changing health care environment on a timely and cost-effective basis.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE CANNOT RECRUIT AND RETAIN INSURANCE AGENTS.

                  We distribute our products principally through career agents and independent agents who we recruit and train to market and sell our products. We also engage managing general agents from time to time to recruit agents and develop networks of agents in various states. We compete with other insurance companies for productive agents, primarily on the basis of our financial position, support services, compensation and product features.


                  We believe we can meet these competitive pressures by offering a high level of service to our field force and by developing specialized products and marketing approaches. We also believe that our policies and premium rates as well as the commissions paid to our sales agents are generally competitive with those offered by other companies selling similar types of products. In addition, our insurance subsidiaries operate at lower policy acquisition and administrative expense levels than other insurance companies, allowing us to have competitive rates while maintaining underwriting margins. However, it can be more difficult to successfully compete with larger insurance companies that have higher financial strength ratings than we do for productive agents.


                  Our business and ability to compete will suffer if we are unable to recruit and retain insurance agents or if we lose the services provided by our managing general agents.

GOVERNMENTAL REGULATION COULD AFFECT OUR PROFITABILITY.

                  Our insurance company subsidiaries are subject to regulation and supervision by the insurance departments of their domiciliary jurisdictions. Each is also subject to regulation and supervision by the insurance department of each of the other states in which they are admitted to do business. Such supervision and regulation are largely for the benefit and protection of policyholders and not shareholders. Such regulation and supervision by the insurance departments extend, among other things, to the declaration and payment of dividends by our insurance company subsidiaries, the setting of rates to be charged for some types of insurance, the granting and revocation of licenses to transact business, the licensing of agents, monitoring market conduct, approval of forms, establishment of reserve requirements, regulation of maximum commissions payable, mandating some insurance benefits, market conduct and claims practices, maintenance of minimum surplus requirements, and the form and content of financial statements required by statute. Our failure to comply with legal or regulatory restrictions could result in our inability to engage in some businesses or an obligation to pay fines or make restitution, which could affect our profitability.

                  State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our business, results of operations and financial condition. In particular, rate rollback legislation and legislation to control premiums, policy terminations and other policy terms may affect the amount we may charge for insurance premiums. Some states currently limit rate increases on long term care insurance products and other states have considered doing so. Because insurance premiums are our primary source of income, our net income may be reduced by any of these changes.

RECENTLY ENACTED AND PENDING OR FUTURE LEGISLATION COULD ALSO AFFECT OUR INCOME.

                  During recent years, the health insurance industry has experienced substantial changes, primarily caused by healthcare legislation. Recent Federal and state legislation and legislative proposals relating to healthcare reform contain features that could severely limit or eliminate our ability to vary our pricing terms or apply medical underwriting standards with respect to individuals, which could increase our loss ratios and decrease our profitability.


                  In particular, recently enacted comprehensive Medicare reform legislation might impact our ability to sell our products. For example, the Medicare reform legislation contains incentives to induce seniors to withdraw from traditional Medicare and enroll in managed care plans such as health maintenance organizations. If the legislation leads to a significant increase in the number of Medicare beneficiaries enrolled in health maintenance organizations, sales of our Medicare supplement products may decrease since the product provides benefits that supplement the coverage provided by traditional Medicare. This could have a material adverse effect on our business, financial condition and results of operations.


                  The Health Insurance Portability and Accountability Act of 1996 (also known as HIPAA) mandates guaranteed availability and renewability of health insurance for certain employees and individuals; limits on termination options and on the use of preexisting condition exclusions; prohibitions against discriminating on the basis of health status; and requirements which make it easier to continue coverage in cases where an employee is terminated or changes employers. HIPAA also calls for the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the health care industry. We do not believe that compliance with those aspects of HIPAA currently in effect and those in the process of regulatory completion, if adopted as currently proposed, will have a material adverse effect on our financial condition or results of operations. However, HIPAA is far-reaching and complex and proper interpretation and practice under the law continue to evolve. Consequently, our efforts to measure, monitor and adjust our business practices to comply with HIPAA are ongoing.

TAX LAW CHANGES COULD ADVERSELY AFFECT OUR SALES AND PROFITABILITY.

                  We sell deferred annuities and some forms of life insurance products, which are attractive to purchasers in part because policyholders generally are not subject to Federal income tax on increases in policy values until some form of distribution is made. From time to time, Congress has considered proposals to reduce or eliminate the tax advantages of annuities and life insurance which, if enacted, could make these products less attractive to consumers. We do not believe that Congress is now actively considering any legislation that would reduce or eliminate the tax advantages of annuities or life insurance. However, it is possible that the tax treatment of annuities or life insurance could change as a result of legislation, Internal Revenue Service regulations, or judicial decisions. The reduction or loss of these tax advantages could reduce our sales of life and annuity products and their profitability.

INSURANCE COMPANIES ARE FREQUENTLY THE TARGETS OF LITIGATION, INCLUDING CLASS ACTION LITIGATION, THAT COULD RESULT IN SUBSTANTIAL JUDGMENTS.

                  A number of civil jury verdicts have been returned against insurers in the jurisdictions in which we do business involving insurers' sales practices, alleged agent misconduct, discrimination and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive and non-economic compensatory damages which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments. We may also face lawsuits from insureds who dispute our refusal to pay claims made by them. From time to time we are involved in such litigation or, alternatively, in arbitration. We cannot predict the outcome of any such litigation or arbitration. Because litigation and jury trials are inherently unpredictable and some amounts sought by plaintiffs are large, there can be no assurance that any litigation involving us will not have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Common Stock and the Offering
--------------------------------------------------

LOW TRADING VOLUME, LIMITED LIQUIDITY AND PRICE VOLATILITY COULD AFFECT THE MARKET PRICE OF OUR STOCK.

                  Our common stock has been included in the Nasdaq National Market since May 12, 1983. During 2003, the average daily volume of our common stock traded in the Nasdaq National Market has been approximately 78,523 shares. The relatively low trading volume and limited market liquidity for our common stock may affect your ability to sell, and the price at which you are able to sell, your common stock. We cannot predict whether the market for our common stock will become more active following the offering. Although several securities firms act as market-makers for our common stock, a less active market for our common stock may cause the price of our common stock to be more volatile than it otherwise would be. The market price of our common stock could be subject to significant fluctuations in response to our operating results, developments relating to us, our competitors, the regulatory environment, claims experience, general economic conditions and other external factors. In addition, in recent years the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock.

WE ARE EFFECTIVELY CONTROLLED BY OUR PRINCIPAL SHAREHOLDER.


                  Approximately 47% of our outstanding common stock is owned by Capital Z Financial Services Fund II, L.P., a private investing entity, and its affiliates, which we collectively refer to in this Prospectus as Capital Z. Our board of directors consists of nine members. Under a shareholders agreement we entered into in 1999 with Capital Z and Richard A. Barasch, our Chairman and CEO, the parties are obligated to vote for directors designated as follows:


                  -        four nominated by Capital Z,

                  -        two nominated by Mr. Barasch and

                  -        three nominated by our board of directors.

                  Accordingly, Capital Z is able to exert a significant amount of influence over our corporate actions, including any matters which require a vote of our board of directors or our shareholders, and can disapprove matters submitted to a supermajority vote of our shareholders. This concentration of ownership and control by Capital Z could delay or prevent a change in control of our holding company which change in control could be advantageous to other shareholders, or depress the trading market for our common stock.





CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, APPLICABLE STATE LAWS AND THE 1998 INCENTIVE COMPENSATION PLAN COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY THAT OUR SHAREHOLDERS MIGHT CONSIDER TO BE IN THEIR BEST INTERESTS AND MAY MAKE IT MORE DIFFICULT TO REPLACE MEMBERS OF OUR BOARD OF DIRECTORS AND HAVE THE EFFECT OF ENTRENCHING MANAGEMENT.



                  Certain provisions contained in our certificate of incorporation, applicable state law provisions and change-of-control provisions contained in our 1998 Incentive Compensation Plan may delay, defer, prevent or render more difficult a takeover attempt that our shareholders might consider to be in their best interests. For instance, they may prevent our shareholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.


                  Our certificate of incorporation and the New York Business Corporation Law contain anti-takeover provisions, which are intended to make it more difficult for control of our holding company to be obtained by a bidder who has not been approved by our board of directors.

                  We are regulated as an insurance holding company by the jurisdictions in which our insurance company subsidiaries are incorporated. These laws require prior approval by the regulators of changes in control of an insurer. Generally, these laws require notice to the insurer and prior written approval of the insurance regulator of the jurisdiction in which the insurance company is organized. Under these laws anyone acquiring a specified percentage of our outstanding common stock or other voting securities would be presumed to have acquired control of us, unless such presumption is rebutted. The specified percentage is 5% under Florida insurance law, 10% under the insurance laws of the other relevant United States jurisdictions (Kansas, New York, Pennsylvania and Texas), and 10% under Canadian law.

                  Our 1998 Incentive Compensation Plan generally provides for immediate vesting of all awards, including stock options, restricted stock and stock appreciation rights, in the event of a "change of control."


                  These provisions may operate to make it more difficult to replace members of our board of directors and may have the effect of entrenching management regardless of their performance. In addition, these provisions may hinder the efforts of a potential acquiror to gain control of us, or a substantial block of our stock, thus possibly depriving existing shareholders of a favorable market opportunity.


                                 USE OF PROCEEDS


                  We will not receive any of the proceeds from the sale of the shares. The selling shareholder will receive all of the proceeds from the sale of the shares of our common stock offered by this Prospectus and will use such proceeds to meet the obligations of the 401(k) Plan to its participants, which include payments to 401(k) Plan participants in connection with our matching contributions upon their termination of participation or otherwise in accordance with the terms of the 401(k) Plan. We will pay all expenses of registration, selling and other expenses incurred in connection with the sale of the shares.



                   DESCRIPTION OF SECURITIES TO BE REGISTERED



GENERAL



                  Set forth below is a description of the material terms and provisions of our capital stock. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation and our Amended and Restated Bylaws, both of which are filed or incorporated by reference as exhibits to the registration statement of which this Prospectus is a part.



COMMON STOCK



                  We are authorized to issue 80,000,000 shares of common stock, par value $0.01 per share. As of November 1, 2003, we had 53,966,454 outstanding shares of common stock. Holders of our common stock are entitled to such dividends as may be declared by our board of directors from assets legally available for that purpose and are entitled at all meetings of shareholders to one vote for each share held by them, without provision for cumulative voting. In the event that we liquidate, all assets available for distribution to the holders of our common stock, after payment of the amount, if any, distributable to the holders of preferred stock, are distributable among them according to their respective holdings. Our common stock is not redeemable, not convertible into any other securities, and has no preemptive rights or sinking fund provisions. The shares offered in this Prospectus will be, and all of the outstanding shares of our common stock are, fully paid and nonassessable.

PREFERRED STOCK



                  We are authorized to issue 2,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors is authorized, without further shareholder action, to divide any or all shares of such authorized preferred stock into series and to fix and determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. There are presently no shares of preferred stock outstanding nor any plans, agreements or understandings for the issuance of any shares of preferred stock or the authorization of additional shares of preferred stock.



CERTAIN PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR AMENDED AND RESTATED BY-LAWS



                  Our Restated Certificate of Incorporation provides that the affirmative vote of the holders of two-thirds of the voting power of all of our outstanding capital stock is required for the following transactions with a party which directly or indirectly through its affiliates owns 5% or more of such voting power, unless such transaction was approved by our board of directors prior to the acquisition of the 5% interest by the other party, or we own 50% or more of the total voting power of the other party: (i) a merger or consolidation of us with the other party or (ii) the sale of substantially all of our assets or business to the other party. This provision of our Restated Certificate of Incorporation cannot be altered, amended or repealed without the affirmative vote of the holders of two-thirds of the voting power of all of our outstanding capital stock.



                  Our Restated Certificate of Incorporation also requires that the following actions require approval of not less than two thirds of the total number of directors: (i) a merger or consolidation of us or a material subsidiary of ours, or in which our securities are being issued, in which our shareholders do not own a majority of the post-transaction voting securities entitled to elect the board of directors; (ii) the sale of all or substantially all of our assets or properties; (iii) the disposition of any shares of a material subsidiary of ours or all or substantially all of the assets of such a subsidiary; (iv) changing the authorized number of our directors; (v) amending or modifying our certificate of incorporation or by-laws; (v) electing or removing executive officers, or changing the employment agreement we entered into with Richard A. Barasch; (vi) voluntarily dissolving or winding-up us or any of our material subsidiaries or seeking protection of bankruptcy laws; and
(vii) approving dividends or other distributions with respect to our common stock.



                  Under our Amended and Restated by-Laws, special meetings of our stockholders shall be called by the Chairman of the Board or the president or secretary at the request in writing of a majority of the Board of Directors, or at the request of stockholders owning fifty (50%) percent of our entire capital stock issued and outstanding and entitled to vote. Notice of any special meeting must be given to stockholders not less than ten (10) nor more than sixty
(60) days before the date of the meeting. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice. However, our Restated Certificate of Incorporation permits stockholders to take action by written consent in lieu of a meeting if such consent is signed by stockholders holding a sufficient amount of outstanding shares to approve such action at any meeting.


                               SELLING SHAREHOLDER


                  The selling shareholder will sell shares from time to time in order to meet the obligations of the 401(k) Plan to its participants.

The following sets forth certain information concerning the selling shareholder:



                                          Number of Shares      Number of       Shares Owned After
                                         Beneficially Owned      Shares            Offering (1)
                Name                      Prior to Offering      Offered        Number      Percent
-------------------------------------    -------------------    -----------    --------     -------
Universal American Financial Corp.          570,000 shares        570,000      0 shares       0.0%
401(k) Savings Plan                                               shares



(1) Assuming the sale of all the shares offered hereby.


                              PLAN OF DISTRIBUTION


                  The shares will be sold by the selling shareholder from time to time in order to meet the obligations of the 401(k) Plan to its participants, which include payments resulting from our matching contributions in accordance with the 401(k) Plan upon a participant's termination of participation. We have filed with the Securities and Exchange Commission, which is also referred to herein as the Commission, the registration statement, of which this Prospectus forms a part, with respect to the resale of the shares from time to time by the selling shareholder in open market (on the Nasdaq National Market or otherwise) or privately negotiated transactions.



                  We have been advised that the selling shareholder may sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholder may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The selling shareholder will be responsible for all brokerage commissions and other amounts payable with respect to any sale of shares with respect to the selling shareholder. We have been advised by the selling shareholder that no underwriter will be involved with this offer and sale of our common stock.


                  The selling shareholder and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act of 1933, as amended, which is also referred to as the Securities Act, and any commissions received by them or profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                  LEGAL MATTERS

                  Certain legal matters with respect to the legality of the securities offered hereby have been passed upon for us by the law firm of Harnett Lesnick & Ripps P.A. As of the date of the registration statement, Bertram Harnett, Irving I. Lesnick and Judith A. Ripps, shareholders in Harnett Lesnick & Ripps P.A., in the aggregate directly own 135,951 shares of our common stock, and non-qualified options to acquire 56,000 additional shares of our common stock. A trust established by Mr. Harnett for the benefit of members of his family, in which Mr. Harnett disclaims any beneficial interest, owns 409,561 shares of our common stock.

                                     EXPERTS

                  The consolidated financial statements of Universal American Financial Corp. appearing in Universal American Financial Corp's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


                  The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. The documents contain important information about us and our finances.



                  We incorporate by reference the following documents (each of which has been designated as File No. 001-08506):


                  1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.


                  2. Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003 filed pursuant to Section 13(a) of the Exchange Act.



                  3. Our Current Reports on Form 8-K filed April 2, 2003, May, 29, 2003 and November 14, 2003 and our Current Report on Form 8-K/A filed June 12, 2003.






                  4. All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however that information furnished under Items 9 and 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this Prospectus or the registration statement of which this Prospectus is a part.


                  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

                  We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus or any registration statement containing this Prospectus (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus and any registration statement containing this Prospectus incorporates). Such requests should be directed to our Corporate Secretary at 6 International Drive, Suite 190, Rye Brook, New York 10573, or by telephone at (914) 934-5200.


                  We are subject to the informational reporting requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room or for the location of other regional offices. In addition, we are required to file electronic versions of those materials with the Commission through its EDGAR system. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as our company, file electronically with the Commission. Our outstanding common stock is presently quoted on the Nasdaq National Market under the symbol "UHCO" and all reports, proxy statements and other information concerning us can be inspected at the public reference facilities of the National Association of Securities Dealers maintained at 1735 K Street, N.W., Washington, D.C. 20006.



                  We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes part of the registration statement, omits certain information contained in the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document incorporated by reference or filed as an exhibit to the registration statement.


                  IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS, NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR

TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL, OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                  Certain statements in this Prospectus or incorporated by reference into this Prospectus and oral statements made from time to time by our representatives constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements not based on historical information. They relate to future operations, strategies, financial results or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or similar words generally involve forward-looking statements. Forward-looking statements include statements about development and distribution of our products, investment spreads or yields, the impact of proposed or completed acquisitions, the adequacy of reserves or the earnings or profitability of our activities. Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control and are subject to change. These uncertainties can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable risks and uncertainties, some of which relate particularly to our business, such as our ability to set adequate premium rates and maintain adequate reserves, our ability to compete effectively and our ability to grow our business through internal growth as well as through acquisitions. Other risks and uncertainties may be related to the insurance industry generally, such as regulatory developments, industry consolidation and general economic conditions and interest rates. For a discussion of these risks and uncertainties, see "Risk Factors." We disclaim any obligation to update forward-looking statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


                  The following table sets forth the expenses to be paid by us in connection with the offerings described in this registration statement. All such expenses other than the Commission registration fee are estimates.



Commission Registration Fee............................................       $      588
Legal Fees and Expenses................................................       $   25,000
Accounting Fees and Expenses...........................................       $   20,000
Printing and Engraving Fees and Expenses...............................       $    2,000
Trustee and Transfer Agent Fees........................................       $      500
Miscellaneous..........................................................       $    1,000
         Total.........................................................       $   49,088


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Article Seventh of the our Restated Certificate of Incorporation provides, in part, that except to the extent required by the New York Business Corporation Law, also referred to as the BCL, no director of ours shall have any personal liability to us or our stockholders for damages for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (i) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated Section 719 of the BCL or (ii) for any act or omission prior to the adoption of Article Seventh of our Restated Certificate of Incorporation.

                  Article VI of the our Amended and Restated Bylaws provide, in part, that we shall (subject to the terms thereof) indemnify any person, by reason of the fact that such person is or was a director, officer or employee of ours, or of any subsidiary or affiliate of ours, or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at our request, against all loss and expense including, judgments, fines (including excise taxes), amounts paid in settlement and attorneys' fees and disbursements actually and necessarily incurred as a result of such action or proceeding, or any appeal therefrom, and all legal fees and expenses incurred in successfully asserting a claim for indemnification; provided, however, that no indemnification may be made to or on behalf of any director, officer or employee if a judgment or other final adjudication adverse to the director, officer or employee establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

                  We may purchase and maintain insurance on behalf of any person described in Article VI of our Amended and Restated Bylaws against any liability which may be asserted against such person whether or not we would have the power to indemnify such person against such liability under the provisions of Article VI of the our Amended and Restated Bylaws or otherwise. We maintain and pay premiums for directors' and officers' liability insurance policies.

                  We are incorporated under the laws of the State of New York. Sections 721-726 of Article 7 of the BCL provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement of expenses pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                  Section 722(a) of the BCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted in good faith for a purpose he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful.

                  Section 722(c) of the BCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action or a pending action that is settled or otherwise disposed of or (2) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

                  Section 723 of the BCL provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the BCL permits a court to award the indemnification required by Section 722.

                  Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

                  The foregoing is only a summary of the described sections of the New York Business Corporation Law and is qualified in its entirety by reference to such sections.

ITEM 16. EXHIBITS

                  The following exhibits have been filed as part of this registration statement.


 Exhibit
  Number                                     Description of Exhibits
---------        -----------------------------------------------------------------------------------------
    4.1          Restated Certificate of Incorporation of Universal American Financial Corp. (incorporated by reference to Exhibit 3.1 to our Amendment No. 2 to the Registration Statement (No.
                 333-62036) on Form S-3 filed on July 11, 2001).

    4.2          Amended and Restated By-Laws of Universal American Financial Corp. (incorporated by reference to Exhibit A to our Current Report on Form 8-K filed on August 13, 1999).

    5.1          Opinion of Harnett Lesnick & Ripps P.A., legal counsel of the registrant (filed herewith).

   23.1          Consent of Ernst & Young LLP, Independent Accountants (filed herewith).

   24            Power of Attorney (included as part of the signature page to this registration statement and incorporated herein by reference).


ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions detailed herein, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Rye Brook, state of New York, on December 2, 2003.


                                              UNIVERSAL AMERICAN FINANCIAL CORP.

                                              By: /s/ Richard A. Barasch
                                                  ------------------------------
                                                  Name: Richard A. Barasch
                                                  Title: Chairman, President and
                                                         Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Barasch and Robert
A. Waegelein, or either of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments (including all post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                                     Title                           Date
-------------------------------------    -----------------------------------------   ----------------
/s/ Richard A. Barasch                   Chairman of the Board, President, Chief     December 2, 2003
-----------------------------------      Executive Officer and Director (Principal
Richard A. Barasch                       Executive Officer)

/s/ Robert A. Waegelein                  Executive Vice President and Chief          December 2, 2003
-----------------------------------      Financial Officer (Principal Financial
Robert A. Waegelein                      and Accounting Officer)

/s/ Bradley E. Cooper                    Director                                    December 2, 2003
-----------------------------------
Bradley E. Cooper

/s/ Susan S. Fleming                     Director                                    December 2, 2003
-----------------------------------
Susan S. Fleming

            Signature                                     Title                           Date
-------------------------------------    -----------------------------------------   ----------------
/s/ Mark M. Harmeling                    Director                                    December 2, 2003
-----------------------------------
Mark M. Harmeling

/s/ Bertram Harnett                      Director                                    December 2, 2003
-----------------------------------
Bertram Harnett

/s/ Linda Lamel                          Director                                    December 2, 2003
-----------------------------------
Linda Lamel

/s/ Patrick J. McLaughlin                Director                                    December 2, 2003
-----------------------------------
Patrick J. McLaughlin

/s/ Robert A. Spass                      Director                                    December 2, 2003
-----------------------------------
Robert A. Spass

/s/ Robert F. Wright                     Director                                    December 2, 2003
-----------------------------------
Robert F. Wright

                                  EXHIBIT INDEX


  Exhibit
  Number                                         Description of Exhibits
----------       -----------------------------------------------------------------------------------------
    4.1          Restated Certificate of Incorporation of Universal American Financial Corp. (incorporated by reference to Exhibit 3.1 to the registrant's Amendment No. 2 to the Registration
                 Statement (No. 333-62036) on Form S-3 filed on July 11, 2001).

    4.2          Amended and Restated By-Laws of Universal American Financial Corp. (incorporated by reference to Exhibit A to the registrant's Current Report on Form 8-K filed on August 13,
                 1999).

    5.1          Opinion of Harnett Lesnick & Ripps P.A., legal counsel of the registrant (filed herewith).

   23.1          Consent of Ernst & Young LLP, Independent Accountants (filed herewith).

   24            Power of Attorney (included as part of the signature page to this registration statement and incorporated herein by reference).